Exhibit 99.4

June 14, 2016

Mr. Terence M. Barr

Samson Oil & Gas Limited

1331 17th Street, Suite 710

Denver, Colorado 80202

Dear Mr. Barr:

In accordance with your request, enclosed is an as of date and price sensitivity to our report dated February 11, 2016, which sets forth our estimates of reserves and future revenue, as of October 1, 2015, to the Potential Acquisition interest in certain oil and gas properties located in Montana and North Dakota. The projections included in this sensitivity have not changed and have only been "rolled forward" to an as of date of March 31, 2016. It is our understanding that Samson Oil & Gas Limited has purchased this interest in these properties. The estimates in the February 2016 report were prepared in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System (PRMS) approved by the Society of Petroleum Engineers (SPE). For this sensitivity, estimates were prepared in accordance with the definitions and guidelines of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. Prices used in this sensitivity are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period April 2015 through March 2016. For oil volumes, the average West Texas Intermediate posted price of $42.77 per barrel is adjusted by field for quality, transportation fees, and market differentials. For gas volumes, the average Henry Hub spot price of $2.398 per MMBTU is adjusted by field for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties are $35.35 per barrel of oil and $3.428 per MCF of gas.

Besides the sensitivity to as of date and prices, the projections, operating costs, capital costs, and development schedules used for this sensitivity are the same as in our February 2016 report. All other assumptions, parameters, and caveats set forth in our February 2016 report also apply to this sensitivity.

As stated above, for this sensitivity, cost parameters were not changed. Operating costs used were provided by Samson and appear reasonable based on our knowledge of similar operations in the area. These costs include only direct lease- and field-level costs. Operating costs have been divided into per-well costs and per-unit-of-production costs. Headquarters general and administrative overhead expenses of Samson are not included. As requested, operating costs are not escalated for inflation.

Capital costs used were provided by Samson and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for workovers, new development wells, and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. As requested, capital costs are not escalated for inflation. Also as requested, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

Enclosed for this sensitivity case is a summary projection of reserves and revenue for each reserves category. One-line summaries of reserves, economics, and basic data by lease and individual lease projections can be provided under separate cover. Please let us know if you would like this sensitivity to be set forth in a formal reserves report.

As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis. Netherland, Sewell & Associates, Inc. performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-002699.

Please call if you have any questions regarding the enclosed data or if you need anything else at this time.

Sincerely,

/s/ Benjamin W. Johnson

Benjamin W. Johnson

Vice President

BWJ:AHA

Enclosures

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